ENERGY CONVERSION DEVICES REPORTS

FIRST QUARTER 2007 OPERATING RESULTS

Rochester Hills, Mich., Nov. 9, 2006 – Energy Conversion Devices, Inc. (ECD Ovonics) (NASDAQ:ENER) today reported its results for the first quarter ended September 30, 2006. The company reported a net loss of $2.3 million (or $0.06 per share) on revenues of $27.2 million in the first quarter of fiscal 2007, as compared to a net loss of $6.5 million (or $0.22 per share) on revenues of $23.2 million in the first quarter of fiscal 2006.

"We are building on the momentum from last year and beginning our 2007 fiscal year with a solid first quarter of improved performance,” said Chairman and CEO Robert C. Stempel. “Our new manufacturing capacity is coming online at just the right time for growing demand in our United Solar Ovonic segment, and increasing commercial acceptance of products in our Cobasys and Ovonyx joint ventures presents exciting opportunities.”

The following are highlights from ECD Ovonics’ first quarter of 2007:

•

ECD Ovonics’ wholly owned subsidiary United Solar Ovonic had operating income of $1.5 million on revenues of $23.9 million in the first quarter of fiscal 2007, as compared to operating income of $1.7 million on revenues of $19.4 million in the first quarter of fiscal 2006. The first quarter 2007 fiscal year results include a $1 million increase in the allowance for uncollectible accounts for one of our major customers.

•	United Solar Ovonic’s gross profit margin was 24% in the first quarter of fiscal 2007, up from 20% in the first quarter of fiscal 2006 reflecting increased production and sales.
•

United Solar Ovonic’s solar modules have been installed and activated in a 1MW array on a General Motors’ parts warehouse in Rancho Cucamonga, Calif. Importantly, this project was privately financed under a long-term power purchase agreement in which General Motors purchases electricity produced from the array rather than fund the up-front capital costs. This installation is expected to provide up to half of the building’s electricity and reduce overall electricity costs.

•

United Solar Ovonic currently has 28MW of annual production capacity at its Auburn Hills 1 location. The company’s new 30MW Auburn Hills 2 facility, which is a duplicate of its Auburn Hills 1 facility, is in the final testing stages and is on track to begin commercial production in the next 45 days. Our expansion plan increases United Solar Ovonic’s manufacturing capacity to 118MW, 178MW and over 300MW per annum by the end of calendar years 2007, 2008 and 2010, respectively.

•

ECD Ovonics’ Production Technology and Machine Building Division is manufacturing and delivering the proprietary PV module manufacturing equipment for the new Auburn Hills 2 facility on budget and on schedule. This division is continuously improving its manufacturing productivity, which will result in lower capital costs and shorter equipment manufacturing cycles for the announced Greenville, Mich. facilities, as well as for future expansion projects.

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ECD Ovonics’ Cobasys LLC joint venture is supplying commercial volumes of its battery systems to General Motors for the new Saturn VUE Green Line hybrid. The Saturn VUE hybrid is in dealer showrooms and on the road.

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Cobasys, the only United States-based supplier of NiMH battery systems for hybrid electric vehicles, continued to successfully compete for new business opportunities, including selection by Enova Systems to provide its NiMHax® battery system for integration into service vans for a major North American fleet operator.

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Cobasys is supplying its NiMH battery systems for the Saturn VUE and others from its state-of-the-art manufacturing facility in Springboro, Ohio, which is fully certified to all standards required to be a supplier to the automakers. Cobasys recently completed its first TS16949 quality standard surveillance audit, an exacting set of principles that define the quality management system requirements for the design, development and manufacture of products for the automotive industry.

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ECD Ovonics’ Ovonyx, Inc. joint venture licensees continue to make substantial progress toward commercialization. For example, Samsung Electronics Co., Ltd. announced prototypes of its next generation NOR flash, which is based on OUM technology, indicating that commercial products are expected to be available in 2008. Intel Corporation, as part of a joint venture with STMicroelectronics, also announced that it had produced prototypes of flash products based on OUM technology.

•

ECD Ovonics’ combined research and development costs and net operating, general and administrative expenses increased by $2.1 million in the first quarter fiscal 2007 versus the first quarter fiscal 2006 primarily reflecting the growth in our solar business and the $1 million increase in the allowance for uncollectible accounts as discussed above. The Company continues to pursue third-party funding, including strategic alliances and government contracts, to offset its funding requirements to carry on research and development activities to define and develop marketable technologies that can result in commercial products.

•	ECD Ovonics’ Central Analytical Lab was granted ISO 17025 accreditation, representing the highest level of technical competence and quality for a testing facility.
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ECD Ovonics announced several corporate governance initiatives to further strengthen and improve its corporate governance structure, including the appointment of two new independent directors to its Board of Directors – Pasquale Pistorio, the retired President and Chief Executive Officer of STMicroelectronics, and George A. Schreiber, Jr., President and Chief Executive Officer of SEMCO Energy, Inc.

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ECD Ovonics was selected as an inaugural constituent of the Ocean Tomo 300 Patent Index, a market-equity stock index priced and published by the American Stock Exchange, representing a diversified portfolio of 300 companies that own the most valuable patents relative to their book value.

Mr. Stempel added, “We continue to be positive about the future of our business and the markets in which we participate. Demand for solar products is expanding globally, including here in the United States, with United Solar Ovonic strengthening its competitive position and growing through aggressive expansion plans. Our Cobasys joint venture is at the forefront of the hybrid vehicle market, which represents the most exciting new market in the automotive industry. And, of course, our Ovonyx joint venture’s OUM technology is on the

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cusp of commercialization in the global semiconductor market. Overall, we see many exciting opportunities for ECD Ovonics’ technologies and products that are increasingly needed in our changing world.”

Additional information about the Company and its consolidated financial results can be found in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2006, which was filed with the Securities and Exchange Commission today and will be available on the Company's website.

Conference Call Information

ECD Ovonics will hold a conference call today, Thursday, November 9, at 5:00 p.m. (Eastern Standard Time) to discuss operating results for the first quarter ended September 30, 2006. To access the conference call, please call (877) 858-2512 or (706) 634-1291. A live webcast of the call will be available online at http://www.ovonic.com/investor or through the Company's website at www.ovonic.com. A replay of the call will be available approximately one hour after the conclusion of the call through close of business on Monday, November 13, 2006, at (800) 642-1687 or (706) 645-9291. Callers should use conference ID 1109335 to access the conference call and the replay.

About ECD Ovonics

ECD Ovonics is the leader in the synthesis of new materials and the development of advanced production technology and innovative products. It has invented, pioneered and developed its proprietary, enabling technologies in the fields of energy and information leading to new products and production processes based on amorphous, disordered and related materials. The Company's portfolio of alternative energy solutions includes Ovonic thin-film amorphous solar cells, modules, panels and systems for generating solar electric power; Ovonic NiMH batteries; Ovonic hydride storage materials capable of storing hydrogen in the solid state for use as a feedstock for fuel cells or internal combustion engines or as an enhancement or replacement for any type of hydrocarbon fuel; and Ovonic fuel cell technology. ECD Ovonics' proprietary advanced information technologies include Ovonic phase-change electrical memory, Ovonic phase-change optical memory and the Ovonic Threshold Switch. ECD Ovonics designs and builds manufacturing machinery that incorporates its proprietary production processes, maintains ongoing research and development programs to continually improve its products and develops new applications for its technologies. ECD Ovonics holds the basic patents in its fields. More information on the Company is available on www.ovonic.com.

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This release may contain forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on assumptions which ECD Ovonics, as of the date of this release, believes to be reasonable and appropriate. ECD Ovonics cautions, however, that the actual facts and conditions that may exist in the future could vary materially from the assumed facts and conditions upon which such forward-looking statements are based. The risk factors identified in the ECD Ovonics filings with the Securities and Exchange Commission, including the Company’s most recent Annual Report on Form 10-K, could impact any forward-looking statements contained in this release.

Contacts:

Sanjeev Kumar, Vice President and CFO Ghazaleh Koefod, Investor Relations Energy Conversion Devices, Inc. 248.293.0440	Bruce MacDonald Liebler!MacDonald 248.233.8062

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ENERGY CONVERSION DEVICES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended September 30,
	2006	2005
	(Unaudited)
REVENUES
Product sales	$22,858	$19,267
Royalties	664	1,183
Revenues from product development agreements	2,954	1,897
Revenues from product development agreements with related parties	151	415
Total revenues from product development agreements	3,105	2,312
Revenues from license and other agreements	555	486
TOTAL REVENUES	27,182	23,248
EXPENSES
Cost of product sales	18,004	15,860
Cost of revenues from product development agreements	2,574	1,871
Product development and research	8,175	8,505
Operating, general and administrative (net) and patents	5,773	3,796
TOTAL EXPENSES	34,526	30,032
LOSS FROM OPERATIONS	(7,344)	(6,784)
Interest and other income (expense), net	5,042	576
NET LOSS FROM CONTINUING OPERATIONS	(2,302)	(6,208)
LOSS FROM DISCONTINUED OPERATIONS	—	(258)
NET LOSS	$(2,302)	$(6,466)
Basic Net Loss Per Share
Continuing operations	$(.06)	$(.21)
Discontinued operations	—	(.01)
	$(.06)	$(.22)
Diluted Net Loss Per Share
Continuing operations	$(.06)	$(.21)
Discontinued operations	—	(.01)
	$(.06)	$(.22)
Shares used in calculation of net income per share:
Basic	39,070	29,016
Diluted	39,070	29,016

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ENERGY CONVERSION DEVICES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In Thousands)

	Septembert30, 2006	June 30, 2006
	(Unaudited)
ASSETS
Cash and cash equivalents	$63,360	$164,962
Short-term investments	314,355	239,505
Accounts receivable, net	27,953	27,885
Inventories	22,986	21,527
Property, plant and equipment (net)	162,732	138,231
Other	5,198	4,232
TOTAL ASSETS	$596,584	$596,342
LIABILITIES AND STOCKHOLDERS EQUITY
Accounts payable and other liabilities	$28,323	$26,339
Long-term liabilities	32,535	32,982
Total Liabilities	60,858	59,321
Stockholders equity	535,726	537,021
TOTAL LIABILITIES AND STOCKHOLDERS EQUITY	$596,584	$596,342

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ENERGY CONVERSION DEVICES, INC. AND SUBSIDIARIES

CONDENSED STATEMENTS OF CASH FLOWS

(In Thousands)

	Three Months Ended Septembert 30,
	2006	2005
	(Unaudited)
OPERATING ACTIVITIES:
Net loss	$(2,302)	$(6,466)
Adjustments to reconcile net loss to net cash used in
operating activities:
Depreciation and amortization	1,982	1,982
Bad debt expense	1,051	25
Amortization of premium/discount on investments	534	—
Stock and stock options issued for services rendered	603	999
Other	147	(171)
Changes in working capital	(2,034)	(2,339)
NET CASH USED IN OPERATING ACTIVITIES	(19)	(5,970)
INVESTING ACTIVITIES:
Purchases of property, plant and equipment (including construction in progress)	(26,472)	(10,643)
Purchase (proceeds from sale) of investments	(75,370)	11,841
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	(101,842)	1,198
NET CASH PROVIDED BY FINANCING ACTIVITIES	226	9,265
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND
CASH EQUIVALENTS	33	(127)
NET CASH FLOW	(101,602)	4,366
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	164,962	84,295
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$63,360	$88,661

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ENERGY CONVERSION DEVICES, INC. AND SUBSIDIARIES

SEGMENT REVENUE AND OPERATING INCOME/(LOSS)

(In Thousands)

	Revenues				Income (Loss) from Operations
	Three Months Ended September 30,				Three Months Ended September 30,
	2006		2005		2006	2005
	(Unaudited)				(Unaudited)
United Solar Ovonic	$23,860		$19,359		$1,469	$1,680
Ovonic Battery(1)	1,860		2,964		(1,521)	(724)
Energy Conversion Devices	19,861	(2)	11,115	(2)	(6,761)	(7,592)
Consolidating Entries	(18,399)		(10,190)		(531)	(148)
Consolidated	$27,182		$23,248		$(7,344)	$(6,784)

(1)	Excludes discontinued operations
(2)

Principally the sale by ECD to United Solar Ovonic of the solar PV module machinery and equipment which is eliminated in consolidation. The ECD revenues, excluding the consolidating entry, were $1,474,000 and $933,000 at September 30, 2006 and 2005, respectively.